Exhibit 2.1
PURCHASE AGREEMENT
BY AND AMONG
JPMORGAN U.S. POOLED CORPORATE FINANCE INSTITUTIONAL INVESTORS
IV LLC, JPMORGAN U.S. CORPORATE FINANCE INSTITUTIONAL OFFSHORE
INVESTORS IV L.P., J.P. MORGAN SECONDARY PRIVATE EQUITY INVESTORS
LLC, 522 FIFTH AVENUE FUND, L.P., CONSTELLATION ENERGY GROUP, INC.
MASTER TRUST, CONSTELLATION ENERGY NUCLEAR GROUP, LLC MASTER
TRUST, GCP POOLED BLOCK 1, LLC, GCP OFFSHORE BLOCK 1, LLC, GCP
OFFSHORE BLOCK 2, LLC, GCP OFFSHORE BLOCK 3, LLC AND GCP OFFSHORE
BLOCK 4, LLC
AS BUYERS,
GREENHILL CAPITAL PARTNERS, LLC
AS SELLER,
GCP MANAGING PARTNER II, L.P., AND
GREENHILL & CO., INC.
DATED AS OF JUNE 10, 2011

PURCHASE AGREEMENT
     This Purchase Agreement, dated as of June 10, 2011 (the “Purchase Agreement”), is made by and among JPMorgan U.S. Pooled Corporate Finance Institutional Investors IV LLC, JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV L.P., J.P. Morgan Secondary Private Equity Investors LLC, 522 Fifth Avenue Fund, L.P., Constellation Energy Group, Inc. Master Trust, Constellation Energy Nuclear Group, LLC Master Trust, GCP Pooled Block 1, LLC, GCP Offshore Block 1, LLC, GCP Offshore Block 2, LLC, GCP Offshore Block 3, LLC and GCP Offshore Block 4, LLC (each, for itself severally, a “Buyer” and collectively, for convenience, the “Buyers”), Greenhill Capital Partners, LLC (the “Seller”), GCP Managing Partner II, L.P. (the “General Partner”) and Greenhill & Co., Inc. (“Greenhill”).
WITNESSETH:
     WHEREAS, Seller is the owner of a limited partner interest in the General Partner, the general partner of Greenhill Capital Partners (Employees) II, L.P., a Delaware limited partnership (the “Partnership” and, together with the Parallel Investment Vehicles and Related Funds (as each such term is defined in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated of June 7, 2005 (as amended, the “Partnership Agreement”)), the “GCP Funds”);
     WHEREAS, under the Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of March 31, 2005 (as amended, the “GP Agreement”), Seller made an original capital commitment to the General Partner of $85 million and was allocated a total of 10 Carried Interest Points (as defined in the GP Agreement) by GCP (as defined below) for each of 2005, 2006, 2007, 2008 and 2009 (the “Carry Points”);
     WHEREAS, pursuant to a Distribution, Assignment and Assumption Agreement, to be dated the Closing Date (the “Distribution Agreement”), a true and complete copy of which is attached hereto as Exhibit A, the General Partner shall make a distribution in kind to Seller of a portion of the General Partner’s partnership interests in the Partnership representing a portion of its capital commitment to the Partnership equal to $77,313,326, including the right to receive distributions and the obligation to contribute capital associated with such capital commitment but excluding any rights or obligations attaching to the General Partner’s entitlement and obligation to act as general partner and to receive a carried interest from the GCP Funds (such portion, as more fully described on Schedule I hereto, the “Capital Interest”), and Seller shall assume all of the General Partner’s rights and obligations attaching to the Capital Interest under the Partnership Agreement;
     WHEREAS, immediately following such distribution, pursuant to an Admission and Contribution, Assignment and Assumption Agreement, to be dated the Closing Date (the “Contribution Agreement”), a true and complete copy of which is attached hereto as Exhibit B, Seller shall contribute to GCP Feeder LLC, a Delaware limited liability company (the “Feeder LLC”) the Capital Interest, the Put Right (as defined in the Contribution Agreement) and 8.0 Carry Points attributable to investments made by the GCP Funds prior to January 1, 2010, together with all rights and obligations attaching thereto under the GP Agreement (as more fully described on Schedule I hereto, the “Carry Points Interests”);
     WHEREAS, Buyers desire to purchase from Seller, and Seller desires to sell to Buyers, the Interests, upon the terms and subject to the conditions set forth in this Purchase Agreement; and
     WHEREAS, Buyers and Seller intend for the purchase and sale of the Interests to be treated for U.S. federal income tax purposes as a sale of the Capital Interest and the Carry Points Interests to Buyers, followed by a contribution of the Capital Interest and the Carry Points Interests to Feeder LLC.
     NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Purchase Agreement, the parties hereto agree as follows:
1. Definitions.
     For purposes of this Purchase Agreement, the following terms shall have the meanings set forth below:
     “Act” shall mean the Securities Act of 1933, as amended.
     “Additional Buyers’ Documents” shall mean the documents and instruments executed and delivered by Buyers to Seller, the Manager, the Feeder LLC or the General Partner pursuant to this Purchase Agreement, including, but not limited to, any assignment and assumption agreement contemplated by this Purchase Agreement.
     “Additional Seller’s Documents” shall mean (i) the documents and instruments executed and delivered by Seller to Buyers, the Manager, the Feeder LLC or the General Partner pursuant to this Purchase Agreement, including, but not limited to, any assignment and assumption agreement contemplated by this Purchase Agreement and (ii) the Distribution Agreement, the Contribution Agreement and the Feeder LLC Agreement.
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
     “Approvals” shall mean all notices, legal opinions, consents, amendments, waivers and modifications required pursuant to the terms of the Feeder LLC Agreement, the GP Agreement, the Partnership Agreement or such other documents in order to permit consummation of the transactions contemplated by this Purchase Agreement and the Additional Seller’s Documents and shall include, without limitation, with respect to the transfer of the Interests by Seller to Buyers, waivers of all prohibitions on transfer and all required consents (if any) by GCP, the Manager, the General Partner and the limited partners of each of the Partnership and the General Partner to the transfer of such Interests to Buyer and the admission of Buyer as a member of the Feeder LLC.
     “Benefit Plan Investor” shall have the meaning set forth in Paragraph 6(i).

     “Buyers” shall have the meaning set forth in the preamble hereto.
     “Capital Account Balance” shall mean that portion of Seller’s capital account balance in the General Partner (representing the corresponding portion of the General Partner’s capital account balance in the Partnership) attributable to the Capital Interest, as determined by GCP and reported on the financial statements of the General Partner, as of the Cut Off Date, as set forth in Schedule I.
     “Capital Commitment” shall mean that portion of Seller’s capital commitment to the General Partner (representing the corresponding portion of the General Partner’s capital commitment to the Partnership) attributable to the Capital Interest but excluding any Prior Investment Obligation, as set forth in Schedule I.
     “Capital Interest” shall have the meaning set forth in the recitals hereto.
     “Carry Points” shall have the meaning set forth in the recitals hereto.
     “Carry Points Interests” shall have the meaning set forth in the recitals hereto.
     “Claims” shall have the meaning set forth in Paragraph 11(a).
     “Closing” shall mean the consummation of the transactions hereunder at which Buyers shall acquire the Interests and pay the Purchase Price to Seller on the Closing Date.
     “Closing Date” shall mean June 10, 2011 or such other date or dates as may be mutually agreed to by Seller and Buyers promptly after satisfaction or waiver of all conditions set forth in Paragraph 8 and Paragraph 9 applicable to the Interests.
     “Closing Deadline” shall have the meaning set forth in Paragraph 3(a).
     “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     “Contractual Right” shall mean any contractual right of Seller under any Interest Agreement, to the extent Seller has such rights, including, without limitation, rights to receive financial and other information from the relevant Person.
     “Contribution Agreement” shall have the meaning set forth in the recitals hereto.
     “Cure Period” shall have the meaning set forth in Paragraph 13(b).
     “Cut Off Date” shall mean March 31, 2011.
     “Distribution Agreement” shall have the meaning set forth in the recitals hereto.
     “Distributions” shall mean, without duplication, (i) all proceeds received by Seller Holders from the sale, assignment or transfer of the Interests, the Capital Interest or the Carry Points Interests after the Cut Off Date and prior to the Closing Date and (ii) the gross amount of all distributions, dividends, interest and payments of cash, Securities or other property declared, paid, made or deemed paid or made, with respect to or in connection with the Interests, the Capital Interest or the Carry Points Interests after the Cut Off Date and prior to the Closing Date (and, for purposes of this definition, the amount of Distributions shall include any tax or other withholdings thereon, including withholdings in respect of taxes previously paid by Feeder LLC, the Partnership or the General Partner, as applicable), all as set forth in Schedule 5(g).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Obligations” shall have the meaning set forth in Paragraph 3(e).
     “Feeder LLC” shall have the meaning set forth in the recitals hereto.
     “Feeder LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Feeder LLC, dated as of the Closing Date, as amended or restated from time to time.
     “Funded Capital Commitment” shall mean the amount of the Seller Holders’ Remaining Capital Commitment that, after the Cut Off Date and prior to the Closing Date, (i) was paid by Seller to the General Partner prior to the distribution to, and contribution to the Feeder LLC by, Seller of the Capital Interest or (ii) was or is paid by Seller to the Feeder LLC after the distribution to, and contribution to the Feeder LLC by, Seller of the Capital Interest.
     “GCP” shall mean Greenhill Capital Partners, LLC in its capacity as general partner of the General Partner.
     “GCP Funds” shall have the meaning set forth in the recitals hereto.
     “General Partner” shall have the meaning set forth in the recitals hereto.
     “GP Agreement” shall have the meaning set forth in the recitals hereto.
     “Greenhill” shall have the meaning set forth in the recitals hereto.
     “Greenhill Affiliates” shall have the meaning set forth in Paragraph 6(j).
     “Indemnifiable Excluded Obligations” shall have the meaning set forth in Paragraph 11(a).
     “Indemnitee” shall have the meaning set forth in Paragraph 11(d).
     “Indemnitor” shall have the meaning set forth in Paragraph 11(d).
     “Interest Agreement” shall mean any agreement, instrument or document to which any Seller Holder is a party that governs or regulates the terms of Seller’s ownership of the Interests, Capital Interest and/or the Carry Points Interests, including, without limitation, the GP Agreement, the Partnership Agreement, subscription agreements, side letters and other similar agreements, in each case, as amended, modified or supplemented and in effect.

     “Interests” shall mean 100% of the Series A limited liability company interests in the Feeder LLC, 100% of the Series B1 limited liability company interests in the Feeder LLC, 100% of the Series B2 limited liability company interests in the Feeder LLC, 100% of the Series B3 limited liability company interests in the Feeder LLC and 100% of the Series B4 limited liability company interests in the Feeder LLC, as set forth on Schedule I which are owned by Seller and are to be sold to Buyers under this Agreement.
     “Investment Lien” shall mean any Lien pertaining to the sale, assignment, disposition or transfer of the Interests (including any consents or approvals of transfers, rights of first refusal, co-sale and similar rights) arising out of or based on the Feeder LLC Agreement, the Partnership Agreement or the GP Agreement.
     “Lien” shall mean any lien, pledge, claim, security interest, encumbrance or charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise.
     “Losses” shall have the meaning set forth in Paragraph 11(a).
     “Manager” shall mean GCP Managing Partner II, L.P., as manager of the Feeder LLC.
     “OFAC” shall have the meaning set forth in Paragraph 5(i).
     “Partnership” shall have the meaning set forth in the recitals hereto.
     “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated of June 7, 2005, as amended.
     “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, sole proprietorship, unincorporated organization or other entity.
     “Pre-Closing Notice” shall have the meaning set forth in Paragraph 3(b).
     “Prior Investment Obligation” shall mean any liabilities arising by operation of any “limited partner clawback,” “all partner clawback,” “recallable distributions,” capital contribution or similar obligation to return or repay distributions or otherwise contribute capital (whether such return, repayment or contribution obligation shall be effected by repayment, drawdown, deduction from any capital account, set-off against any subsequent distribution or otherwise) pursuant to the GP Agreement or the Partnership Agreement or as required by applicable law to the extent such liabilities relate to (i) all or part of a distribution made to any Seller Holder on or prior to the Cut Off Date or (ii) all or any part of an underlying portfolio investment that was realized (including any write-off of an entire portfolio investment) on or prior to the Cut Off Date, whether or not there was a distribution related to such realization event.
     “Purchase Agreement” shall have the meaning set forth in the preamble hereto.
     “Purchase Price” shall have the meaning set forth in Paragraph 4.
     “Purchase Price Allocation” shall have the meaning set forth in Paragraph 4.

     “Remaining Capital Commitment” shall mean the amount of the Seller Holders’ Capital Commitment that remained to be funded by the Seller Holders as of the Cut Off Date, as set forth in Schedule II.
     “Securities” shall have the meaning ascribed to that term in the Act.
     “Seller” shall have the meaning set forth in the preamble hereto.
     “Seller Holders” shall mean Seller and GCP Managing Partner II, L.P., as its predecessor in interest in respect of the Capital Interest.
     “Seller Parties” shall mean, collectively, Seller and Greenhill.
     “Third Party Claim” shall have the meaning set forth in Paragraph 11(d).
     “Threshold” shall have the meaning set forth in Paragraph 11(c)(i).
     “Transfer Expenses” shall mean all sales (including bulk sales), use, transfer (including real property transfers or gains), filing, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar taxes or fees, (other than any fees and expenses of or reimbursable to the Manager or the Feeder LLC which shall be governed by Paragraph 15(a)) together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; provided, however, that for the avoidance of doubt, Transfer Expenses shall not include any income or franchise taxes.
2. Sale and Purchase of the Interests.
     Subject to the terms and conditions of this Purchase Agreement, and in reliance on the representations, warranties and agreements set forth in this Purchase Agreement, at the Closing, (i) Seller shall sell, assign, transfer and deliver to Buyers, and each Buyer, severally and not jointly, shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the portion of the Interests being purchased by such Buyer, and (ii) each Buyer, severally and not jointly, agrees to assume and perform from and after such Closing all liabilities and obligations of Seller outstanding on the Closing Date under the Feeder LLC Agreement, (including but not limited to the obligation of Seller to make additional capital contributions under Section 11(a) of the Feeder LLC Agreement (in respect of both portfolio investments and expenses, including management fees) to the Feeder LLC from and after the Closing Date and the obligation of Seller to return amounts distributed as a result of Seller’s “clawback” obligations with respect to the Carry Points under Section 11(c) of the Feeder LLC Agreement) in respect of the portion of the Interests being purchased by such Buyer, other than the Excluded Obligations. The Interests to be sold, assigned and transferred by Seller and purchased by each Buyer are set forth on Schedule II hereto.
3. Closing.
     (a) The Closing will take place on the Closing Date by exchange of executed documents in such manner and at such place as Buyers and Seller may agree. If any condition in Paragraph 8 or Paragraph 9 applicable to the Interests is not satisfied in any respect and is not duly waived at such Closing, the party whose obligations are subject to such condition may extend such Closing Date but not past June 10, 2011 (the “Closing Deadline”). If all conditions are determined to be satisfied or are duly waived at the Closing (whether or not delayed), the Closing shall be consummated.
     (b) Two business days prior to the Closing Date, Seller shall deliver to Buyers a notice (the “Pre-Closing Notice”) setting forth the calculation of the final Purchase Price determined in accordance with Paragraph 4 below, including the aggregate amount of all Funded Capital Contributions paid and Distributions received after the Cut Off Date and prior to the date such notice is delivered.
     (c) At the Closing, except as otherwise provided in Paragraph 13, each Buyer, severally and not jointly, shall deliver to Seller (i) the purchase price, set forth on Schedule II opposite such Buyer’s name under the heading “Purchase Price Allocation,” subject to adjustment in accordance with Paragraph 4, in immediately available funds by wire transfer to the account designated by Seller in Schedule III hereto, (ii) the certificates and other documents referred to in Paragraph 8 to be delivered by Buyers as a condition to the consummation of the transactions contemplated at such Closing, and (iii) if not theretofore delivered, all other instruments and documents required by the Feeder LLC to be delivered by Buyers as a condition to the consummation of the transactions contemplated at such Closing.
     (d) At the Closing, except as otherwise provided in Paragraph 13, Seller shall deliver or cause to be delivered to Buyers (i) an executed assignment and assumption agreement pursuant to which Seller shall convey the Interests, free and clear of all Liens, other than Investment Liens pertaining to Buyers and restrictions under federal and state securities laws, (ii) the certificates and other documents referred to in Paragraph 9 to be delivered by Seller as a condition to the consummation of the transactions contemplated at the Closing, and (iii) all Approvals as are necessary to permit Buyers to acquire such Interests free and clear of all Liens, other than Investment Liens pertaining to Buyers and restrictions under federal and state securities laws, and to admit Buyers as members of the Feeder LLC and to effect the withdrawal of Seller as a member of the Feeder LLC.
     (e) Pursuant to the terms and conditions of this Purchase Agreement, and pursuant to the assignment and assumption agreement, at the Closing, each Buyer, severally and not jointly, shall assume the obligations and liabilities of Seller outstanding on the Closing Date under the Feeder LLC Agreement in respect of the portion of the Interests being purchased by such Buyer at the Closing; provided, however, that such Buyer is not assuming, and shall not in any way be or become responsible for, and Seller shall remain solely responsible for (i) all liabilities and obligations arising from (A) the breach by any Seller Holder of its representations, warranties, covenants or agreements made by it under this Purchase Agreement, any of the Additional Seller’s Documents or any Interest Agreement, (B) acts or omissions of any Seller Holder that have occurred prior to the Closing Date or (C) acts or omissions of the General Partner or Seller in their respective capacities as general partner of the GCP Funds and general partner of the General Partner, (ii) all Prior Investment Obligations, (iii) any liabilities for taxes of any Seller Holder for which such Seller Holder has been or is after the Closing Date assessed as liable to pay by any relevant taxing authority and/or any taxes, fees or other governmental charges attributable to the ownership by the Seller Holders of any of the Interests, the Capital Interest or

the Carry Points Interests on or prior to the Closing Date, or (iv) any liability for any amount of withholding taxes a taxing authority determines should have been withheld from the Purchase Price or any other payments made by Buyers under this Purchase Agreement, including interest, penalties, and additions to tax (clauses (i) — (iv), the “Excluded Obligations”).
4. Purchase Price.
     The purchase price for each class of Interests shall be the amount set forth on Schedule II under the heading “Purchase Price Allocation.” The aggregate purchase price for the Interests shall be $40,708,779 (the “Purchase Price”), which amount shall be adjusted as follows: (i) the Purchase Price shall be increased by an aggregate amount equal to the sum of all Funded Capital Commitments and (ii) the Purchase Price shall be reduced by an aggregate amount equal to the sum of all Distributions, with in-kind Distributions of securities or other property to be valued at the value assigned by the Manager (if such Distributions were made by the Feeder LLC) or GCP (if such Distributions were made by the General Partner) at the time of distribution; provided, that in each case, such value will be determined by the Manager or GCP, as applicable in accordance with the valuation provisions set forth in the Partnership Agreement. To the extent the parties discover after the Closing that the amount of Funded Capital Commitments and/or Distributions used in calculating any portion of the Purchase Price was incorrect, such portion of the Purchase Price will be appropriately adjusted to take into account the actual Funded Capital Commitments and/or Distributions (for the avoidance of doubt, such adjustment shall not apply to revisit valuations made by the Manager or GCP in case of a distribution in kind).
     Buyers will not deduct or withhold from the Purchase Price and any other payments made by them under this Purchase Agreement any taxes or other amounts.
5. Representations and Warranties of Seller.
     Seller hereby represents and warrants to Buyers, as of the date of this Purchase Agreement and as of the Closing Date, as follows:
     (a) Authorization. Each of Seller, General Partner and Greenhill is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Each of Seller and the General Partner has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Seller’s Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. Greenhill has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and to perform all of the obligations to be performed by it hereunder. This Purchase Agreement and the transactions contemplated hereby have been, and each of the Additional Seller’s Documents to which it is a party and the transactions contemplated thereby will have been at the Closing, duly authorized, executed and delivered by the Seller. This Purchase Agreement and the transactions contemplated hereby have been, and each of the Additional Seller’s Documents to which it is a party and the transactions contemplated thereby will have been at the Closing, duly authorized, executed and delivered by the General Partner. This Purchase Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by Greenhill. This Purchase Agreement constitutes, and each of the Additional Seller’s Documents to which it is a party will constitute at the Closing, a valid and binding obligation of Seller, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally. This Purchase Agreement constitutes, and each of the Additional Seller’s Documents to which it is a party will constitute at the Closing, a valid and binding obligation of the General Partner, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally. This Purchase Agreement constitutes a valid and binding obligation of Greenhill, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.
     (b) Title. (i) Seller shall own all right, title and interest (legal and beneficial) in and to the Interests as of the Closing Date, free and clear of all Liens other than Investment Liens and restrictions under federal and state securities laws. Upon delivery of the Interests to Buyers and payment to Seller of the Purchase Price, Buyers will acquire good and marketable title to the Interests free and clear of all Liens other than (A) Investment Liens pertaining to Buyers and restrictions under federal and state securities laws and (B) any Liens created by Buyers. As of the Closing Date, the Interests shall constitute all of the membership interests in the Feeder LLC. All of the Approvals will have been duly obtained or waived on or before the Closing Date.
          (ii) The Feeder LLC shall own all right, title and interest (legal and beneficial) in and to the Capital Interest and the Carry Points Interests as of the Closing Date, free and clear of all Liens other than Investment Liens and restrictions under federal and state securities laws. Seller was the original assignee of the Capital Interest and the Carry Points Interests from the General Partner and has been the legal and beneficial owner thereof since that date. The General Partner was the original purchaser of the Capital Interest from the Partnership and was the legal and beneficial owner thereof since that date through the date of the Distribution Agreement.
     (c) No Conflicts. (i) Subject to obtaining all Approvals, neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents nor the performance or consummation of the transactions contemplated hereby or thereby by Seller will conflict with, result in the breach of, constitute a default under or accelerate performance provided by the terms of: (A) any law, rule or regulation of any government or governmental or regulatory agency; (B) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Seller may be subject; (C) any contract, agreement, commitment or instrument to which Seller is a party or by which any of its assets is bound; (D) any Interest Agreement; or (E) Seller’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). The execution and delivery of this Purchase Agreement by Seller and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which Seller may be subject. Neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents nor the performance or consummation of the transactions contemplated hereby or thereby by Seller will result in the creation of any Lien (other than an Investment Lien) upon any of the Interests, the Capital Interest or the Carry Points Interests.

          (ii) Subject to obtaining all Approvals, neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents nor the performance or consummation of the transactions contemplated hereby or thereby by General Partner will conflict with, result in the breach of, constitute a default under or accelerate performance provided by the terms of: (A) any law, rule or regulation of any government or governmental or regulatory agency; (B) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which General Partner may be subject; (C) any contract, agreement, commitment or instrument to which General Partner is a party or by which any of its assets is bound; (D) any Interest Agreement; or (E) General Partner’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). The execution and delivery of this Purchase Agreement by General Partner and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which General Partner may be subject. Neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents nor the performance or consummation of the transactions contemplated hereby or thereby by General Partner will result in the creation of any Lien (other than an Investment Lien) upon any of the Interests, the Capital Interest or the Carry Points Interests.
          (iii) Neither the execution and delivery of this Purchase Agreement nor the performance or consummation of the transactions contemplated hereby by Greenhill will conflict with, result in the breach of, constitute a default under or accelerate performance provided by the terms of: (A) any law, rule or regulation of any government or governmental or regulatory agency; (B) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Greenhill may be subject; (C) any contract, agreement, commitment or instrument to which Greenhill is a party or by which any of its assets is bound; or (D) Greenhill’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). The execution and delivery of this Purchase Agreement by Greenhill and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which Greenhill may be subject.
     (d) Agreements and Commitments.
          (i) To the extent they are in Seller’s possession, Seller has made available to Buyer copies of all Interest Agreements.
          (ii) Seller has timely contributed to the General Partner and to the Feeder LLC all amounts that it was required to contribute in respect of the Capital Interest and the Carry Points Interests pursuant to the terms of the GP Agreement and the Feeder LLC Agreement. Except for the Remaining Capital Commitment, its obligation to make payments pursuant to the GP Agreement in order to satisfy any Clawback Obligation (as defined in Section 13.01 of the GP Agreement) in the event that such payments are required pursuant to the GP Agreement and its obligations to make capital contributions or other payments to the Feeder LLC pursuant to the Feeder LLC Agreement, Seller has no obligation to make any further capital contributions or other payments to the Feeder LLC. Seller has not made any voluntary capital contributions or written commitments to the Feeder LLC (other than those contained in the Interest Agreements). The General Partner has timely contributed to the Partnership all amounts that it was required to contribute in respect of the Capital Interest and the Carry Points Interests pursuant to the terms of the Partnership Agreement.
          (iii) The Seller Holders have, in respect of the Capital Interest, participated in each investment made by the Partnership and have not, in respect of the Capital Interest, opted out or been excluded or excused, voluntarily or involuntarily, from any investments of the Partnership pursuant to the terms of the Partnership Agreement or otherwise.
          (iv) The Seller Holders have not (A) received notice that either of them is required, and to Seller’s knowledge Seller is not required, to return or “clawback” any distributions or portions of distributions previously received by either of them from the General Partner in respect of the Capital Interest or Carry Points Interest, or (B) received notice that either of them is in default, nor, to Seller’s knowledge, is there any reasonable basis for any valid claim that either of them is in default, under any Interest Agreement. The General Partner is not in default under the Partnership Agreement or organizational agreement of any other GCP Fund. To Seller’s knowledge, no claims have been made upon which any Person is entitled to be indemnified by the General Partner pursuant to the GP Agreement.
          (v) Neither Seller Holder has, in respect of the Capital Interest, (A) elected to be treated as a “blocker partner” or (B) participated in any underlying investment of the Partnership through an entity treated as a corporation for United States federal income tax purposes. Neither Seller Holder has, in respect of the Capital Interest, participated in an underlying investment of a Partnership through any Parallel Investment Vehicle except as otherwise disclosed in writing to the Buyers.
          (vi) Seller shall remain responsible for and shall pay when due any Excluded Obligations.
     (e) Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry, investigation or other action pending or, to Seller’s knowledge, threatened against Seller or the General Partner, at law or in equity, before or by any court, governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Purchase Agreement or adversely affect the Interests, the Capital Interest, the Carry Points Interests, the General Partner or the Partnership. There is no action or suit by Seller pending or threatened against any other person or entity relating to the Interests, the Feeder LLC, or the General Partner.
     (f) Brokers. Seller has not, directly, or indirectly, dealt with anyone acting in the capacity of a finder or broker, nor has Seller incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Purchase Agreement.
     (g) Lists of Distributions, Commitments, etc. The Interests have been duly authorized and are validly issued. Schedule 5(g) contains true and accurate lists, as of the date hereof and as of the Closing Date, of: (i) the date and value of all Distributions; (ii) a list of distribution notices for all such Distributions identified in clause (i) and any anticipated Distributions; and (ii) all Funded Capital Commitments, showing the date and amount of each payment. Each of the Schedules appended hereto is true and accurate.
          No other Person has any options, calls, warrants, commitments or rights of any character whatsoever to acquire an interest in the General Partner or the Partnership that would reduce Seller’s percentage ownership in the General Partner or the Feeder LLC’s proportion of the Partnership’s allocations and distributions, as applicable.
     (h) Certain Conduct. Since the Cut Off Date, the Seller Holders have not: (i) sold, assigned, transferred, delivered or otherwise disposed of any portion of the Interests; (ii) converted, exchanged or redeemed any of the Interests; (iii) forgiven, released or compromised any indebtedness owed to either of them by the Feeder LLC or the General Partner other than upon full payment thereof or demanded payment of any indebtedness owed to it by the Feeder LLC or the General Partner; (iv) amended, canceled or terminated any Interest Agreement or entered into any new Interest Agreement; (v) waived, amended, canceled, terminated, exercised or failed to exercise any Contractual Right; (vi) created or permitted to exist any Lien on any portion of the Interests, other than Investment Liens; (vii) taken any action or failed to take any action that would cause Seller to incur a penalty or other specified consequence under any of the Interest Agreements; or (viii) agreed to do any of the foregoing.
     (i) Compliance with Law. The Seller Holders’ acquisition and ownership of the Interests, the Capital Interest and the Carry Points Interests have been conducted in all material respects in compliance with all applicable laws, rules, regulations and other requirements of all governmental authorities or agencies having jurisdiction over the Seller Holders. The monies used to fund the Seller Holders’ acquisition and funding of the Interests were their own monies and were not derived from or related in any way to any illegal activity. Neither Seller Holder nor any Affiliate thereof nor, to Seller’s knowledge, any director or officer of either Seller Holder or any Affiliate, (i) is, or is owned or controlled by an individual or entity that is, (A) currently named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or otherwise the subject of any sanctions administered by OFAC or (B) located, organized or resident in a country or territory that is currently the subject of OFAC-administered sanctions, (ii) has been convicted of or charged with a felony relating to money laundering or other illegal activity, or (iii) is under investigation by any governmental authority for money laundering or any other illegal activity.
     (j) ERISA Plan Asset Matters. Seller is not, and is not acting on behalf of, any “benefit plan investor” within the meaning of Section 3(42) of ERISA.
     (k) Consents and Approvals. Subject to receipt of all required Approvals, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be obtained or made by Seller or any of its affiliates on or prior to Closing in connection with the performance of this Purchase Agreement or the Additional Seller’s Documents by Seller and the consummation of the transactions contemplated by this Purchase Agreement by Seller, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of Seller to consummate the transactions contemplated by this Purchase Agreement with respect to the Interests, the Capital Interest or the Carry Points Interests.
     (l) Solvency.
          (i) Seller has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally. Seller is solvent, and was solvent before, and will be solvent after, giving effect to the transactions to be effected on the Closing Date. The transfer of the Interests is not being made by Seller with the intent to hinder, delay, or defraud either present or future creditors of Seller.
          (ii) The General Partner is solvent, and was solvent before, and will be solvent after, giving effect to the transactions effected or to be effected pursuant to the Distribution Agreement. The distribution made or to be made by the General Partner pursuant to the Distribution Agreement is not being made by General Partner with the intent to hinder, delay, or defraud either present or future creditors of the General Partner.
     (m) Liabilities. Except for liabilities of Seller expressly assumed by the Feeder LLC under the terms of the Contribution Agreement, the Feeder LLC has no liabilities as of the Closing Date.
     (n) Tax Treatment. None of Feeder LLC, the Partnership, or the General Partner has ever elected to be, and none of them has ever been, treated as an association taxable as a corporation for United States federal income tax purposes.
     (o) Allocations and Distributions in respect of the Carry Points Interests. No amounts have been distributed (or deemed distributed) on the Carry Points Interests at any point in time or for any taxable period of the General Partner.
6. Representations and Warranties of Buyer.
     Each Buyer, severally and not jointly, hereby represents and warrants to Seller, as of the date of this Purchase Agreement, as follows:
     (a) Authorization. Such Buyer is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Such Buyer has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Buyers’ Documents and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement and the transactions contemplated hereby have been, and each of the Additional Buyers’ Documents will have been at the Closing, duly authorized, executed and delivered by it, and this Purchase Agreement constitutes, and each of the Additional Buyers’ Documents will constitute at the Closing, its valid and binding obligation, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.
     (b) No Conflicts. Neither the execution and delivery of this Purchase Agreement or the Additional Buyers’ Documents nor the performance or consummation of the transactions contemplated hereby or thereby by such Buyer will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency; (ii) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which such Buyer may be subject; (iii) any contract, agreement, commitment or instrument to which such Buyer is a party or by which it or any of its assets is bound; or (iv) such Buyer’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). The execution and delivery of this Purchase Agreement by such Buyer and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which such Buyer may be subject.
     (c) Valuation. Such Buyer understands that, by reason of certain of Seller’s relationships or those of its Affiliates, Seller may have information that is material to the valuation of the Interests and that has not been disclosed to such Buyer. Such Buyer acknowledges that Seller has no obligation to disclose such information to such Buyer, such Buyer is a sophisticated investor and has knowledge and experience in financial and business matters and expertise in assessing interests such as the Interests. Such Buyer understands that the valuation of interests such as the Interests is complex and subject to differences of opinion. Such Buyer has relied exclusively on its own sources of information, and has not relied on Purchaser or any of its Affiliates in order to evaluate the value of the Interests, and such Buyer believes that the purchase price to be paid by it in consideration for the transfer of the portion of the Interests it is purchasing pursuant to this Agreement is fair and that such purchase price together with the assumption of obligations by such Buyer provided for in this Purchase Agreement constitutes reasonably equivalent value for the portion of the Interests being purchased by it. Such Buyer understands that the Purchase Price for the Interests is the result of negotiations between Seller and the Buyers (with each taking into account such factors as it deems appropriate), and that the Purchase Price is not reflective of any valuation of the Interests (or any portion thereof) by any Affiliate of Seller, which Affiliate may value the Interests (or any portion thereof) at higher or lower amount depending on the purpose and context of such valuations.
     (d) Acknowledgments. Such Buyer is acquiring the portion of the Interests being purchased by it for such Buyer’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Act and applicable state securities laws. Such Buyer has evaluated the merits and risks of purchasing the portion of the Interests to be purchased by it on the terms set forth in this Purchase Agreement on its own and without reliance upon Seller except as set forth herein, and has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such purchase. Such Buyer is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Act, and a “qualified purchaser,” as that term is defined in Section 2(a)(51) of the Investment Company Act of 1940.
     (e) Sufficient Funds. Such Buyer has available funds in cash sufficient for the payment of the Purchase Price on the Closing Date.
     (f) Brokers. Such Buyer has not, directly or indirectly, dealt with anyone acting in the capacity of a finder or broker and has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Purchase Agreement.
     (g) Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to such Buyer’s knowledge, threatened against such Buyer, at law or in equity, before or by any court, governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the transactions contemplated by this Purchase Agreement or materially and adversely affect such Buyer’s ability to acquire the portion of the Interests to be purchased by it hereunder. There is no action or suit by such Buyer pending or threatened against any other person or entity relating to the Interests, the Feeder LLC, the General Partner, the Partnership or any GCP Fund.
     (h) Compliance with Law. Such Buyer’s acquisition and holding of the Interests will in all material respects be in compliance with all applicable laws, rules, regulations and other requirements of all governmental authorities or agencies having jurisdiction over such Buyer. The monies used to fund Buyer’s acquisition and funding of the Interests were such Buyer’s own monies and were not derived from or related in any way to any illegal activity. Neither such Buyer nor any Affiliate thereof nor, to such Buyer’s knowledge, any director or officer of either such Buyer or any Affiliate, (i) is, or is owned or controlled by an individual or entity that is, (A) currently named on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise the subject of any sanctions administered by OFAC or (B) located, organized or resident in a country or territory that is currently the subject of OFAC-administered sanctions, (ii) has been convicted of or charged with a felony relating to money laundering or other illegal activity, or (iii) is under investigation by any governmental authority for money laundering or any other illegal activity.
     (i) ERISA Representation with Respect to Certain Buyers. Each of JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV L.P., J.P. Morgan Secondary Private Equity Investors LLC, 522 Fifth Avenue Fund, L.P., GCP Offshore Block 1, LLC, GCP Offshore Block 2, LLC, GCP Offshore Block 3, LLC and GCP Offshore Block 4, LLC represents and warrants that it is not, and is not acting on behalf of, an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code (a “Benefit Plan Investor”).
     (j) Such Buyer represents and warrants that (i) it has evaluated for itself the merits of its purchase of the Interests, and it has not solicited and has not received from Seller or any of its Affiliates, or any director, officer, member, partner, employee, principal or agent of Seller or any of its Affiliates (collectively, the “Greenhill Affiliates”), any evaluation or other investment advice on any basis in respect of the advisability of entering into this Purchase Agreement or acquiring any Interests in light of the assets, cash needs, investment policies or strategy, overall portfolio composition or plan for diversification of assets of the Investor or any benefit plan included within the Investor’s assets and it is not relying and has not relied on any Greenhill Affiliate for any such advice and it will not regard any communication or information, whether written or oral, from any of the foregoing as entailing the provision of investment advice, (ii) no Greenhill Affiliate is or shall be a “fiduciary” (including within the meaning of ERISA) of such Buyer in connection with such Buyer’s purchase of Interests, and (iii) if such Buyer is a Benefit Plan Investor or a governmental plan subject to any federal, state or local law substantially similar to ERISA, the decision to commit such Buyer to the representations, warranties and agreements contained in this Purchase Agreement and the transactions contemplated by this Purchase Agreement (A) has been made by a fiduciary of such Buyer having full power and authority to make this decision under the provisions of ERISA (and regulations thereunder) and the governing documents of such Buyer and (B) complies with the fiduciary requirements of ERISA and all investment rules and guidelines applicable under the governing documents of such Buyer.
     (k) Such Buyer’s investment in an Interest does not constitute 40% or more of such Buyer’s total assets or committed capital, and such Buyer was not formed for the specific purpose of investing in an Interest. Such Buyers is not (i) a participant-directed defined contribution plan (such as a 401(k) plan) or (ii) a partnership or other investment vehicle (A) in which its partners or participants have or will have any discretion to determine whether or how much of such Buyer’s assets are invested in any investment made or to be made by such Buyer (including such Buyer’s investment in and capital contributions in respect of an Interest) or (B) that is otherwise an entity managed to facilitate the individual decisions of its beneficial owners to invest in an Interest.
7. Covenants.
     (a) Cooperation. Buyers, on the one hand, and Seller, on the other hand, shall cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party, which information or action is necessary to the timely and successful consummation of the transactions contemplated by this Purchase Agreement.
     (b) Certain Matters Pending Closing. Seller agrees that from the date of this Purchase Agreement until the Closing Date:
          (i) Certain Conduct Pending Closing. Seller shall provide Buyers with prompt notice of (A) any Distributions received or expected by Seller prior to the Closing and (B) any rights to take an action with respect to the Interests or under any Interest Agreement. Except as consented to by Buyers in writing, Seller shall not: (1) dispose of, liquidate, mortgage, sell, assign or transfer, deliver or solicit any bids for, or enter into any discussions with a prospective purchaser of, the Interests or any assets of the Feeder LLC; (2) except for entering into the Feeder LLC Agreement in connection with the Closing, consent to the amendment, modification, cancellation or termination of any of the Interest Agreements or any Contractual Rights thereunder; (3) forgive, release, compromise or demand payment of any indebtedness owed to it by the Feeder LLC or the General Partner other than upon full payment thereof; (4) fail in any manner to perform fully, or take any action or omit to take any action that would constitute a breach of, its obligations under any of the Interest Agreements; (5) make any voluntary capital contributions or fail to make any required capital contributions to the Feeder LLC; (6) create or permit to exist any Lien on the Interests, the Capital Interest or the Carry Points Interests other than the Investment Liens and restrictions under federal and state securities laws; (7) take any action the effect of which would be to incur a penalty or other specified consequence under any of the Interest Agreements; (8) take any action which would result in a reduction of Seller’s percentage of ownership in the Feeder LLC, the General Partner or the Partnership; (9) waive any material right with respect to the Interests, the Capital Interest or the Carry Points Interests; (10) elect to participate in any underlying investment other than through the Partnership or elect to participate through any “blocker entity” treated as a corporation for United States federal income tax purposes; or (11) agree to do any of the foregoing.
          (ii) No Rescinding of Authorization. Seller shall not rescind any authorizing action taken in connection with the transactions contemplated by this Purchase Agreement, nor shall Seller take any other action materially inconsistent with this Purchase Agreement and the Additional Seller’s Documents.
          (iii) Notices; Quarterly Reports. Seller shall give prompt notice to Buyers of the receipt by Seller of (A) any notice or other communication relating to a default or event which, with notice or lapse of time or both, would become a default, under any of the Interest Agreements, (B) any notice or other communication (including, without limitation, quarterly reports or other financial statements or similar information) from or on behalf of the Feeder LLC, the General Partner or the Partnership, (C) any notice or other communication relating to any contemplated or pending claim, action, suit, proceeding or investigation by any governmental department, commission, board, agency, instrumentality or authority involving or relating to the Feeder LLC, the General Partner or the Partnership or the Interests, and (D) any matter which would cause any change with respect to any representations made in this Purchase Agreement. With respect to any such notice or other communication, Seller shall inform Buyers of the receipt and substance thereof and, if in writing, shall promptly furnish Buyers with a copy thereof (including any related materials).
          (iv) Tax Matters. Seller shall (x) cause the General Partner, and (y) cause the General Partner to cause the Partnership, in each case, to allocate under Section 706 of the Code, income, gains, losses, deductions or credits attributable to the Capital Interests and the Carry Points Interests, respectively, for the tax year of the Partnership and the General Partner, respectively, in which the Closing Date occurs between Buyers and Seller in the manner mutually agreed upon by Seller and Buyers based on a “closing of the books” methodology as of the Closing Date. Following the Closing, and to the extent necessary for compliance with U.S. federal income tax law, Seller and Buyers shall cooperate in obtaining a determination from the General Partner as to the allocation of the Purchase Price (and all other capitalized costs) among any assets of the GCP Funds to which the Interests are attributable, which allocation shall be reasonable and shall be made consistently with the valuation provisions set forth in the Partnership Agreement. Such determination shall be binding upon Seller and Buyers. Seller and Buyers shall file all tax returns in all respects consistently with such allocation. Neither Seller nor any Buyer shall take any position that is inconsistent with such allocation unless required to do so by applicable Law, although neither Seller nor any Buyer is required to defend the allocation if such allocation is challenged by a taxing authority in any tax examination, audit or other proceeding. From and after the Closing Date, each Buyer shall reasonably assist Seller, and Seller shall reasonably assist each Buyer, in obtaining information required for Seller or such Buyer, respectively, to make required tax filings, applications or elections to obtain any available refund, reduction or exemption of any withholding or other taxes imposed by any taxing authority in any jurisdiction with respect to such income or distributions from the Feeder LLC or the General Partner, as applicable, for as long as Seller of such Buyer, respectively, is required to make such filings, elections or applications. Seller and the Buyers agree that Seller will be responsible for all tax liabilities arising from or otherwise attributable to the holding of the Interests on or before the Closing Date and the Buyers will be responsible for all tax liabilities arising from or otherwise attributable to the holding of the Interests after the Closing Date. All Transfer Expenses incurred in connection with the consummation of the transactions contemplated by this Purchase Agreement shall be borne in equal parts by Buyers, on the one hand, and Seller, on the other hand. In addition, any accounting tax preparation or other administrative expenses incurred (or to be incurred) by the Feeder LLC, the Partnership and the General Partner and charged to any Buyer or Seller as a result of tax basis adjustments under Section 743 of the Code or related provisions related to the transfer of the Interests shall be borne in equal parts by Buyers, on the one hand, and Seller, on the other hand.
     (c) Assumption. Each Buyer agrees to execute severally for itself only any agreements of transfer, assignment and assumption reasonably requested by Seller in connection with the obligations that it is assuming pursuant to Paragraph 2 of this Purchase Agreement.
8. Conditions to Obligations of Seller.
     The obligations of Seller to consummate the transactions contemplated by this Purchase Agreement at the Closing are, at the option of Seller, subject to each of the following conditions (unless waived in writing by Seller), and Buyers shall use all reasonable efforts to cause each such condition to be timely satisfied:
     (a) Representations and Warranties. The representations and warranties of Buyers contained in this Purchase Agreement and in the Additional Buyers’ Documents (i) that are not qualified by materiality shall be true and accurate in all material respects as provided herein, and (ii) that are qualified as to materiality shall be true and accurate in all respects, in each case as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that they expressly refer to an earlier or specific time, in which case they are true and correct in all material respects or all respects, as the case may be, as of such time.
     (b) Performance. Buyers shall have performed in all material respects all agreements and obligations and complied with all conditions required by this Purchase Agreement to be performed or complied with by Buyers at or prior to the Closing Date.
     (c) Legal Proceedings. No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the consummation of the transactions contemplated by this Purchase Agreement shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any government body or other Person shall be pending or threatened which questions the validity or legality of the transactions contemplated by this Purchase Agreement;

provided, however, that the provisions of this Paragraph 8(c) shall not apply if Seller has directly or indirectly solicited or encouraged any such action, suit, claim, proceeding, arbitration, governmental inquiry or investigation.
     (d) Certificate. Buyers shall have furnished Seller with a certificate, in the form of Exhibit C, dated as of the Closing Date and signed by an authorized signatory of each Buyer to the effect that Buyers have performed and complied with the conditions set forth in subparagraphs (a) and (b) above.
     (e) Approvals. All Approvals required to permit the transfer and assignment to Buyers of the Interests shall have been obtained and any other consents and approvals required to be obtained by Buyers from any court, governmental agency, creditor or any other Person for the execution, delivery and performance of this Purchase Agreement and the Additional Buyers’ Documents on the part of Buyers with respect to the Interests shall have been obtained.
     (f) Delivery of Purchase Price. Buyers shall have delivered the Purchase Price to Seller in the manner described in Paragraph 3(c)(i) and Paragraph 4.
     (g) Delivery of Assignment and Assumption Agreements. The assignment and assumption agreements with respect to the Interests shall have been executed by Buyers and the Manager and delivered to Seller.
     (h) Second Amended and Restated LLC Agreement. The Second Amended and Restated Limited Liability Company Agreement of the Feeder LLC, dated as of the Closing Date, shall have been executed by the Buyers.
9. Conditions to Obligations of Buyers.
     The obligations of each Buyer to consummate the transactions contemplated by this Purchase Agreement at the Closing are, at the option of such Buyer, subject to each of the following conditions (unless waived in writing by such Buyer), and Seller shall use all reasonable efforts to cause each such condition to be timely satisfied:
     (a) Representations and Warranties. The representations and warranties of Seller contained in this Purchase Agreement and in the Additional Seller’s Documents (i) that are not qualified by materiality shall be true and accurate in all material respects as provided herein, and (ii) that are qualified as to materiality shall be true and accurate in all respects, in each case, as of the date when made and at and as of the Closing Date (as modified in terms of the amount and timing of any Distributions and/or Funded Capital Commitments by the Pre-Closing Notice) as though such representations and warranties were made at and as of the Closing Date, except to the extent that they expressly refer to an earlier or specific time, in which case they are true and correct in all material respects or all respects, as the case may be, as of such time.
     (b) Performance. Seller shall have performed in all material respects all agreements and obligations and complied with all conditions required by this Purchase Agreement to be performed or complied with by Seller at or prior to the Closing.
     (c) Legal Proceedings. No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the transactions contemplated by this Purchase Agreement shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any governmental body or other Person shall be pending or threatened which questions the validity or legality of the transactions contemplated by this Purchase Agreement; provided, however, that the provisions of this Paragraph 9(c) shall not apply if Buyers have directly or indirectly solicited or encouraged any such action, suit, claim, proceeding, arbitration, governmental inquiry or investigation.
     (d) Certificate. Seller shall have furnished such Buyer with a certificate, in the form of Exhibit D, dated as of the Closing Date and signed by an authorized signatory of Seller to the effect that Seller has performed and complied with the conditions set forth in Subparagraphs (a) and (b) above and that all of the Approvals have been obtained.
     (e) Approvals. All Approvals required to permit the transfer and assignment to such Buyer of the portion of the Interests being purchased by such Buyer and the admission of such Buyer to the Feeder LLC shall have been obtained and any other consents and approvals required to be obtained by Seller from any court, governmental agency, creditor or any other person for the execution, delivery and performance of this Purchase Agreement and the Additional Seller’s Documents on the part of Seller with respect to the portion of the Interests being purchased by such Buyer shall have been obtained.
     (f) Delivery of Assignment and Assumption Agreements. The assignment and assumption agreements with respect to the portion of the Interests being purchased by such Buyer shall have been executed by Seller and the Manager and delivered to such Buyer.
     (g) Additional Seller’s Documents. Each of the Distribution Agreement, the Contribution Agreement and the Feeder LLC Agreement shall have been executed by the parties thereto, other than, if applicable, such Buyer.
     (h) Execution of Purchase Agreement by GCP Professionals. Individual limited partners of the General Partner (being the investment professionals who participate in the management of the GCP Funds) shall have purchased from Seller capital interests in the General Partner valued at at least $4,500,000 and representing total capital commitments to the Partnership of at least $4,500,000.
     (i) FIRPTA Certificate. Seller shall have provided to Buyers a certificate of non-foreign status in a form reasonably acceptable to Buyers pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations promulgated pursuant to the Code.
     (j) Second Amended and Restated LLC Agreement. The Second Amended and Restated Limited Liability Company Agreement of the Feeder LLC, dated as of the Closing Date, shall have been executed by the parties thereto, other than such Buyer.
10. Survival of Representations and Warranties.
     Each and every representation and warranty in this Purchase Agreement, the Schedules to it, the Additional Seller’s Documents and the Additional Buyers’ Documents shall survive the

Closing and shall be fully effective and enforceable for a period of two years from the Closing Date except that the representations and warranties contained in Paragraphs 5(f), 5(n) and 6(f) shall survive until the expiration of the applicable statute of limitations thereto and the representations and warranties contained in Paragraphs 5(a), 5(b), 5(c) 5(d), 5(k), 5(l), 5(m), 5(o), 6(a), 6(i) and 6(j) shall survive until the dissolution and final distribution of the Feeder LLC. Any investigation or other examination that may be made at any time by or on behalf of a party to which representations and warranties are made shall not limit, diminish or in any way affect the specific representations and warranties in this Purchase Agreement, and the parties may rely on the specific representations and warranties in this Purchase Agreement, irrespective of any information obtained by them by any investigation, examination or otherwise. All rights to indemnification with respect of any representation and warranty hereunder shall survive only as long as the applicable representation and warranty survives; provided, however, that with respect to any claim for indemnification asserted in writing prior to the termination of the representation or warranty on which such claim is based, the parties’ indemnification obligations shall survive until such claim is resolved.
11. Indemnification.
     (a) Indemnification by Seller Parties. The Seller Parties agree to defend, indemnify and hold harmless each Buyer and its members, partners, employees, agents, successors and assigns, from and against any and all losses, damages, claims, suits, proceedings, liabilities, fees, costs and expenses (including settlement costs, interest, penalties, reasonable attorneys’ fees and any reasonable legal or other expenses for investigation or defense of any actions or threatened actions) (collectively, “Losses” or “Claims,” as the context requires) which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) any inaccuracy in or breach of any representation or warranty of any Seller Holder contained in this Purchase Agreement or the Additional Seller’s Documents, (ii) any failure by any Seller Holder to perform any covenant, agreement or obligation of such Seller Holder contained in this Purchase Agreement or the Additional Seller’s Documents, (iii) Seller’s ownership of the Interests, Capital Interest and/or Carry Points Interests prior to the Closing, including without limitation, any liabilities for any taxes, fees or other governmental charges attributable to Seller’s ownership, together with any interest, penalties or addition to tax, (iv) all Prior Investment Obligations, (v) any claim by any person with whom or which Seller has, directly or indirectly, dealt for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Purchase Agreement, (vi) any Transfer Expenses to be paid or borne by Seller as provided herein and (vi) (A) all liabilities and obligations arising from acts or omissions of any Seller Holder (other than in their capacities as the general partner of the General Partner and the general partner of the GCP Funds, respectively) with respect to the Interests, the Capital Interest and the Carry Points Interests that have occurred prior to the Closing Date, (B) any liabilities for taxes of any Seller Holder for which such Seller Holder has been or is after the Closing Date assessed as liable to pay by any relevant taxing authority and/or any taxes, fees or other governmental charges attributable to the ownership by the Seller Holders of any of the Interests, the Capital Interest or the Carry Points Interests on or prior to the Closing Date and (C) any liability for any amount of withholding taxes a taxing authority determines should have been withheld from the Purchase Price or any other payments made by Buyers under this Purchase Agreement, including interest, penalties, and additions to tax (clauses (A) — (C), the “Indemnifiable Excluded Obligations”). For the avoidance of doubt, Indemnifiable Excluded

Obligations do not include any Losses or Claims relating to or arising out of acts or omissions of the General Partner or Seller in their respective capacities as general partner of the GCP Funds and general partner of the General Partner, which matters are subject to, and governed solely by, the indemnification and exculpation provisions of the agreements of limited partnership of the GCP Funds and the GP Agreement.
     (b) Indemnification by Buyers. Each Buyer, severally and not jointly, agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, successors and assigns from and against any and all Losses and Claims which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) any inaccuracy in or breach of any representation or warranty of such Buyer contained in this Purchase Agreement or the Additional Buyers’ Documents, (ii) any failure by such Buyer to perform any covenant, agreement or obligation of such Buyer contained in this Purchase Agreement or in the Additional Buyers’ Documents, (iii) any taxes, fees or other governmental charges attributable to the ownership by such Buyer of the portion of the Interests being purchased by such Buyer hereunder on or after the Closing Date, together with any interest, penalties or addition to tax, (iv) any claim by any person with whom or which such Buyer has, directly or indirectly, dealt for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Purchase Agreement, and (v) any and all liabilities assumed by such Buyer pursuant to Paragraph 3(e) of this Purchase Agreement.
     (c) Limitations on Indemnification.
          (i) Seller. Notwithstanding anything in Paragraph 11(a) to the contrary, (A) the Seller Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Buyer for indemnification under Paragraph 11(a)(i) and 11(a)(ii) above unless the aggregate amount of all Losses in respect of claims made by such Buyer for indemnification shall exceed 2% of the Purchase Price actually paid by such Buyer (the “Threshold”), whereupon the total amount of such Losses from the Threshold shall be recoverable by such Buyer in accordance with the terms hereof and (B) the maximum amount payable by the Seller Parties to such Buyer for Losses in respect of claims made by such Buyer for indemnification with respect to the breach of any representations or warranties hereunder with respect to the relevant Interests shall not exceed 100% of the purchase price actually paid by such Buyer to Seller in respect to the portion of the Interests purchased by such Buyer hereunder; provided, however, that such Buyer shall not be subject to any limitation pursuant to this Paragraph 11(c)(i) or otherwise, and shall be entitled to a dollar-for-dollar and full recovery from Seller for Losses in connection with (x) fraud, intentional misrepresentation or a deliberate or willful breach by Seller of any of its representations and warranties under this Purchase Agreement, (y) all Prior Investment Obligations, or (z) any Indemnifiable Excluded Obligation.
          (ii) Buyers. Notwithstanding anything in Paragraph 11(b) to the contrary, (A) no Buyer shall be obligated to provide indemnification for Losses in respect of claims made by Seller for indemnification under Paragraph 11(b)(i) and 11(b)(ii) above unless the total of all Losses in respect of claims made by Seller for indemnification against such Buyer shall exceed the Threshold in the aggregate, whereupon the total amount of such Losses from the Threshold shall be recoverable by Seller in accordance with the terms hereof and (B) the maximum amount payable by such Buyer to Seller for Losses in respect of claims made by Seller for indemnification with respect to the breach of any representations or warranties hereunder with respect to the Interests shall not exceed 100% of the purchase price actually paid by such Buyer to Seller in respect to the portion of the Interests purchased by such Buyer hereunder; provided, however, that Seller shall not be subject to any limitation pursuant to this Paragraph 11(c)(ii) or otherwise, and shall be entitled to full recovery from such Buyer for Losses in connection with (x) fraud, intentional misrepresentation or a deliberate or willful breach by such Buyer of any of its representations and warranties under this Purchase Agreement and (y) liabilities assumed by such Buyer pursuant to Paragraph 3(e) of this Purchase Agreement.
     (d) Procedure for Third Party Claims.
          (i) If a Person entitled to assert a claim for indemnification under this Purchase Agreement shall receive written notice of the assertion by any Person not a party to this Purchase Agreement of any claim or of the commencement of any action or proceeding (a “Third Party Claim”) with respect to which either Seller or any Buyer is obligated to provide indemnification, the indemnified party (the “Indemnitee”) shall give the indemnifying party (the “Indemnitor”) prompt written notice after becoming aware of such Third Party Claim. The failure of the Indemnitee to give notice as provided in this paragraph shall not relieve the Indemnitor of its obligations for indemnification under this Purchase Agreement, except to the extent that the failure has materially and adversely affected the rights of the Indemnitor. The notice from the Indemnitee shall describe the Third Party Claim in reasonable detail.
          (ii) An Indemnitor may elect to compromise or defend, at the Indemnitor’s own expense and by the Indemnitor’s own counsel, any Third Party Claim. If an Indemnitor elects to compromise or defend a Third Party Claim, it shall, within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnitee in writing of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, the Third Party Claim. The Indemnitor shall pay the Indemnitee’s actual out-of-pocket expenses incurred in connection with its cooperation. After notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, the Indemnitor shall not be liable to the Indemnitee under this Purchase Agreement for any legal expenses subsequently incurred by the Indemnitee in connection with defense of the Third Party Claim; provided that Indemnitee shall have the right to employ one counsel to represent Indemnitee if, in the Indemnitee’s reasonable judgment, a conflict of interest between the Indemnitee and the Indemnitor exists in respect of such Third Party Claim, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If an Indemnitor elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this paragraph, the Indemnitee may pay, compromise or defend such Third Party Claim on behalf of, and for the account and risk of, the Indemnitor (and the costs so incurred shall constitute indemnifiable Losses under Paragraphs 11(a) and 11(b), as applicable), provided that no Indemnitee shall consent to entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). No Indemnitor shall consent to entry of any judgment or enter into any settlement, except with the written consent of each affected Indemnitee (which consent shall not be unreasonably withheld or delayed), if such judgment or settlement provides for anything other than money damages or other money payments for which the Indemnitee is entitled to indemnification under this Purchase Agreement or which does not contain as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of the Third Party Claim. Any indemnification payment shall be treated for tax purposes as an adjustment to the applicable portion of the Purchase Price, to the extent permitted under applicable law.
          (iii) If there is a reasonable likelihood that a Third Party Claim may materially and adversely affect an Indemnitee, other than as a result of money damages or other money payments for which the Indemnitee is entitled to indemnification hereunder, the Indemnitee will have the right, after consultation with the Indemnitor and at the cost and expense of the Indemnitor, to assume the defense of the Third Party Claim in lieu of the Indemnitor with counsel reasonably acceptable to the Indemnitor. No Indemnitee shall consent to entry of any judgment or enter into any settlement, except with the written consent of each Indemnitor (which consent shall not be unreasonably withheld or delayed).
     (e) Procedure for Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not result from a Third Party Claim, the Indemnitor shall have a period of thirty (30) days after receipt of notice from the Indemnitee within which to respond to the Indemnitee. If the Indemnitor does not respond within the thirty (30) day period, the Indemnitor shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the Indemnitor does respond within the thirty (30) day period and rejects the claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee under this Purchase Agreement or applicable law.
     (f) Reduction of Claim or Loss. If the amount of any Claim or Loss shall, at any time subsequent to payment pursuant to this Paragraph 11, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the related Indemnitor.
     (g) Certain Damages Excluded. Neither any Buyer nor Seller shall be liable to each other for punitive damages or Losses that are indirect, remote, speculative or not reasonably foreseeeable in connection with its indemnification obligations under this Paragraph 11.
     (h) Remedies Exclusive. Subject to the other provisions of this Purchase Agreement, the remedies provided in this Paragraph 11 shall be the sole and exclusive remedy against a party for Losses, provided however, that notwithstanding the foregoing, nothing in this Paragraph 11(h) shall limit in any way any remedy at law or equity to which a party may be entitled as a result of fraud or intentional misrepresentation or deliberate and willful breach by the other party of any of their representations and warranties under this Purchase Agreement, the Schedules to it, the Additional Seller’s Documents or the Additional Buyers’ Documents, as appropriate.
     (i) Any amount paid by Seller or any Buyer pursuant to Paragraph 11(a) or 11(b) shall be treated as an adjustment to the Purchase Price for all tax purposes.
12. Confidentiality.
     (a) Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to give the notices to obtain any prior regulatory approval or the Approvals,

(iii) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby (which persons shall be notified of the confidential nature of such information prior to such disclosure), (iv) as required by court order or otherwise mandated by law or regulation, (v) is required to be disclosed in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation, or (vi) in connection with disclosure documents prepared by Seller or any of its Affiliates, no party to this Agreement shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning this Agreement or the transactions contemplated hereby, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Even in cases where such prior consent is not required, Buyers and Seller shall, to the extent permitted by law or regulation, promptly notify the other party of such release in advance in order to provide a reasonable opportunity to the other party to prepare a corresponding or other similar release or other action on a timely basis. Without the consent of the other, neither any Buyer nor Seller shall disclose the Purchase Price to any Person, except that such disclosure may be made (i) to officers, directors, members, partners and their investors, members, advisors and employees of any Buyer or Seller and as necessary to consult with attorneys, accountants, employees or other advisors retained in connection with the transactions contemplated hereby (which persons shall be notified of the confidential nature of such information prior to such disclosure) and (ii) as required by law or by the Interest Agreements (including without limitation in connection with rights of first refusal or other similar rights). Notwithstanding the foregoing provisions of this Paragraph 12(a), from and after the Closing, Seller and each Buyer may make disclosure concerning this Agreement and the transactions consummated at the Closing to its Affiliates, partners, members, officers, directors, employees, agents, accountants, attorneys and other parties who have a need to know such information (which persons shall be notified of the confidential nature of such information prior to such disclosure).
     (b) Notwithstanding anything else contained in this Purchase Agreement, each Buyer and Seller (and their respective member, partners, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Code and the U.S. Treasury Regulations promulgated thereunder) of this Purchase Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such Buyer or Seller relating to such tax treatment and tax structure; provided, that none of the foregoing or their members, partners, employees, representatives or agents shall disclose any information for which nondisclosure is reasonably necessary in order to comply with U.S. securities laws; and provided further that this authorization is not intended to permit disclosure of any term or detail (including but not limited to the Purchase Price or the name or other identifying information of any Buyer or Seller) not relevant to the tax treatment or the tax structure of this Agreement.

13. Termination.
     (a) By Mutual Consent. This Purchase Agreement may be terminated and the transactions contemplated by it abandoned for any reason pursuant to the mutual written consent of Buyers and Seller and, thereupon, Buyers shall have no further obligation to purchase and Seller shall have no further obligations to sell, any of the Interests.
     (b) By Buyers or Seller. This Purchase Agreement may be terminated and the transactions contemplated by it abandoned by written notice from Buyers to Seller, or from Seller to Buyers, (i) in the event of a material breach by Seller or any Buyer, respectively, of any representation, warranty, covenant or agreement contained in this Purchase Agreement which cannot be or is not cured within ten (10) business days (a “Cure Period”) after written notice of the breach is given to the party committing the breach; or (ii) if the Closing does not occur on or before the Closing Deadline (or such later date as may be agreed upon in writing by Buyers and Seller); provided, however, that the right to terminate this Purchase Agreement under the foregoing clause (ii) shall not be available to a party if such party’s breach of this Purchase Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Closing Deadline, it being understood and agreed that a failure to satisfy any of the conditions set forth in Paragraphs 8(c) and 9(c) shall not be deemed a “breach or failure to fulfill any obligation” by any party.
     (c) Survival. If this Purchase Agreement is terminated, no party to this Purchase Agreement will have any liability or further obligation to the other party pursuant to this Purchase Agreement; provided, however, that (i) nothing herein shall relieve a party for a breach of this Purchase Agreement occurring prior to such termination; (ii) the agreements of Seller and Buyers contained in Paragraphs 12 and 15(a) shall survive such termination; and (iii) if termination results from the bad faith or willful breach by a party, such party will remain liable for any and all costs, expenses, damages incurred or suffered by the other party as a direct result of such failure or breach.
14. Post Closing Covenants.
     (a) Notices; Distributions. From and after the Closing, Seller shall promptly forward to Buyers any correspondence, notices or distributions (in cash or otherwise) received by Seller or any affiliated entity that relate to the Interests. Seller shall remit any distributions in cash, securities or other property pursuant to the preceding sentence to Buyers within fifteen (15) business days after receipt by Seller. If Seller fails to remit any distributions pursuant to the preceding sentence to Buyers within such time period, in addition to any other rights and remedies Buyer may have, Buyer may assess interest (at the Prime Rate as reported in The Wall Street Journal) on the unpaid amount commencing on such fifteenth business day after receipt.
     (b) Tax Information. In the event either the Feeder LLC, the Partnership or the General Partner is an “electing investment partnership” under Section 743(e)(6) of the Code for the taxable year that includes the Closing Date, Seller agrees to furnish to each Buyer all information with respect to such entity reasonably necessary to enable such Buyer to compute the amount of its losses (if any) disallowed under Section 743(e) of the Code. Such information shall be furnished in compliance with the requirements of IRS Notice 2005-32 or superseding guidance issued by the Internal Revenue Service.
15. General Provisions.
     (a) Expenses. Except as provided in Paragraph 7(b)(iii) and in the following sentence, all fees and expenses incurred in connection with this Purchase Agreement (and the transactions contemplated hereunder), including all fees of counsel and accountants, shall be borne by the party incurring the same. All attorneys’ and accountants’ fees of the Feeder LLC or Manager payable as a result of the transfer of the Interests or any part thereof, including any accounting, tax preparation or other administrative expenses incurred by the Feeder LLC and charged to a Buyer or Seller in connection with the transfer of such Interests, shall be borne in equal shares by the applicable Buyer, on the one hand, and Seller, on the other hand.
     (b) Notices. All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier, when received by electronic mail or facsimile transmission, or three (3) days after the date when posted by U.S. mail, with postage prepaid, addressed as follows:
(i)	If to Seller, to:

Greenhill Capital Partners, LLC 300 Park Avenue New York, NY 10022 Attn: General Counsel generalcounsel@greenhill.com Facsimile: (212) 389-1747 or to such other person or address as Seller shall furnish to Buyers in writing.
(ii)	If to a Buyer, to such Buyer:

c/o J.P. Morgan Investment Management Inc. 245 Park Avenue New York, NY 10167 Attn: Mr. Jarrod Fong Mr. Julian Shles jarrod.fong@jpmorgan.com julian.shles@jpmorgan.com Facsimile: (212) 648-2323 or to such other person or address as any Buyer shall furnish to Seller in writing.
     (c) Assignment. This Purchase Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Purchase Agreement may not be assigned without the prior written consent of each of the parties hereto.

     (d) Governing Law and Jurisdiction. This Purchase Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws principles thereof. Any dispute, controversy or claim arising out of or in connection with this Purchase Agreement or the breach, termination or invalidity thereof, may be brought in the United States District Court for the Southern District of New York or any New York state court sitting in New York County and, by execution and delivery of this Purchase Agreement, each of the parties hereto accepts the exclusive jurisdiction of such court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Purchase Agreement.
     (e) Counterparts. This Purchase Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or portable document format (PDF) copies of this Purchase Agreement shall have the same force and effect as an original.
     (f) Interpretation. The headings of the paragraphs and subparagraphs of this Purchase Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Purchase Agreement. The words “include,” “includes” and “including” when used in this Purchase Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Purchase Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.
     (g) Entire Agreement. This Purchase Agreement, including the Schedules to this Purchase Agreement, and the other documents and certificates delivered pursuant to the terms of this Purchase Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Purchase Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.
     (h) Amendment; Waiver. This Purchase Agreement may be amended only by a written instrument executed by Seller and Buyers. Any failure of any Buyer to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by Seller, and any such failure by Seller may only be waived in writing by Buyers, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Purchase Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Purchase Agreement or to take any such action.
     (i) Third Parties. Except as specifically set forth or referred to in this Purchase Agreement, nothing in this Purchase Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person other than the parties and their successors or assigns, any rights or remedies under or by reason of this Purchase Agreement.
     (j) Additional Documents and Acts. Each of the parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and as may be necessary or appropriate to carry out the provisions of this Purchase Agreement and to consummate the transactions contemplated by this Purchase Agreement.
     (k) Specific Performance. Buyers, on the one hand, and Seller, on the other hand, hereby acknowledge and agree that money damages would not be a sufficient remedy for any breach of any covenant or agreement provided in this Purchase Agreement. In such event, each party agrees that the other party shall have the right, in addition to any other rights it may have (whether in law or in equity) to specific performance and/or injunctive or other equitable relief as a remedy for such breach of this Purchase Agreement without the necessity of posting any bond and without the necessity of establishing that monetary relief would not provide an adequate remedy. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     (l) Severability. If any term, provision, agreement, covenant or restriction of this Purchase Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
     (m) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING THERETO.
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IN WITNESS WHEREOF, the parties have executed and delivered this Purchase Agreement, acting by their duly authorized agents, as of the date first above written.

SELLER PARTIES: GREENHILL CAPITAL PARTNERS, LLC
By:
Name:
Title:

GCP MANAGING PARTNER II, L.P.
By:	Greenhill Capital Partners, LLC, as its general partner

By:
Name:
Title:

GREENHILL & CO., INC.
By:
Name:
Title:

BUYERS:

JPMORGAN U.S. POOLED CORPORATE FINANCE INSTITUTIONAL INVESTORS IV LLC
By:	JPMorgan Chase Bank, N.A., as investment advisor

By:
Name:
Title:

JPMORGAN U.S. CORPORATE FINANCE INSTITUTIONAL OFFSHORE INVESTORS IV L.P.
By:	JPMorgan Chase Bank, N.A., as investment advisor

By:
Name:
Title:

J.P. MORGAN SECONDARY PRIVATE EQUITY INVESTORS LLC
By:	J.P. Morgan Investment Management Inc., as sub-advisor

By:
Name:
Title:

522 FIFTH AVENUE FUND, L.P.
By:	J.P. Morgan Investment Management Inc., as investment manager

By:
Name:
Title:

CONSTELLATION ENERGY GROUP, INC. MASTER TRUST
By:	JPMorgan Chase Bank, N.A., as trustee

By:
Name:
Title:

CONSTELLATION ENERGY NUCLEAR GROUP, LLC MASTER TRUST
By:	JPMorgan Chase Bank, N.A., as trustee

By:
Name:
Title:

GCP POOLED BLOCK 1, LLC
By:	JPMorgan U.S. Pooled Corporate Finance Institutional Investors IV LLC

By:	JPMorgan Chase Bank, N.A., as investment advisor

By:
Name:
Title:

GCP OFFSHORE BLOCK 1, LLC
By:	JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV L.P.

By:	JPMorgan Chase Bank, N.A., as investment advisor

By:
Name:
Title:

GCP OFFSHORE BLOCK 2, LLC
By:	JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV L.P.

By:	JPMorgan Chase Bank, N.A., as investment advisor

By:
Name:
Title:

GCP OFFSHORE BLOCK 3, LLC
By:	JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV L.P.

By:	JPMorgan Chase Bank, N.A., as investment advisor

By:
Name:
Title:

GCP OFFSHORE BLOCK 4, LLC
By:	JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV L.P.

By:	JPMorgan Chase Bank, N.A., as investment advisor

By:
Name:
Title: